Exhibit 99.1

Armstrong World Industries announces Agreement to Sell its Cabinets business

LANCASTER, PA, September 26, 2012 – Armstrong World Industries, Inc. (NYSE: AWI) has entered into a definitive agreement to sell its cabinets business (“ACP”) to American Industrial Partners (“AIP”) for $27 million. ACP is headquartered in The Colony, TX, and has a manufacturing facility in Thompsontown, PA. ACP had sales of $136 million in 2011 and has approximately 750 employees. The transaction, which is subject to customary closing conditions and working capital adjustments, is expected to be completed in the fourth quarter of 2012.

“Exiting our cabinets business supports our business strategy to focus on our core businesses – flooring and ceilings – around the world.” said Armstrong CEO Matt Espe. “We are working closely with AIP to ensure a smooth transition for our employees, customers and suppliers.”

Starting in the third quarter of 2012, the cabinets business will be classified as a Discontinued Operation. Therefore, we expect sales from continuing operations in the third quarter will exclude approximately $40 million of sales from the cabinets segment. Profitability and cash flow from continuing operations will be largely unaffected.

SunTrust Robinson Humphrey acted as the exclusive financial advisor to AWI in the sale of ACP.

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Contacts:

Investor Relations: Tom Waters, 717-396-6354

Media Relations: Jennifer Johnson, 1 (866) 321-6677 (US media)

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our expectations regarding the sale of our cabinets business. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2011, Armstrong’s consolidated net sales totaled approximately $2.9 billion. As of June 30, 2012, Armstrong operated 33 plants in eight countries and had approximately 9,300 employees worldwide. For more information, visit http://www.armstrong.com/.

About AIP

American Industrial Partners was founded in 1989 and is an operationally oriented middle-market private equity firm that makes control investments in North American-based industrial businesses serving domestic and global markets.